Exhibit 11

                       Continental Homes Holding Corp.
                      Computation of Earnings Per Share
                    (In thousands, except per share data)

                                                        Three months ended
                                                            August 31,
                                                        ------------------
                                                           1994       1993
                                                           ----       ----
Fully diluted:
Net income                                              $ 4,516    $ 3,237
Interest expense on convertible
  subordinated notes, net of income taxes                   401        401
                                                        -------    -------
                                                        $ 4,917    $ 3,638
                                                        =======    =======
Weighted average number of shares outstanding             6,963      5,195
Conversion of convertible subordinated notes
  (42.55 shares per $1,000 principal
  amount of notes)                                        1,489      1,489
Incremental shares relating to stock
  options exercisable                                        50        131
                                                        -------    -------
Weighted average number of shares outstanding
  assuming full dilution                                  8,502      6,815
                                                        =======    =======

Fully diluted net income per share                      $   .58    $   .53
                                                        =======    =======